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                                                                Exhibit No. 1(b)

                     PAINEWEBBER MANAGED INVESTMENTS TRUST

                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Managed Investments Trust ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions at a meeting held on April 8, 1998, that the resolutions became effective on that date and that the Amended and Restated Schedule A attached to this certificate is a true copy of the Amended and Restated Schedule A to the Trust's Declaration of Trust that was approved by the board of trustees at its April 8, 1998 meeting:

     RESOLVED, that pursuant to Section 2 of Article III of the Trust's Declaration of Trust, there is hereby established and designated a new series of shares of beneficial interest of the Trust, having the rights and privileges specified in the Trust's Declaration of Trust, to be known as PaineWebber International Fund; and be it further

     RESOLVED, that an unlimited number of shares of beneficial interest of the PaineWebber International Fund be, and they hereby are, established as Class A shares; and be it further

     RESOLVED, that an unlimited number of shares of beneficial interest of the PaineWebber International Fund be, and they hereby are, established as Class B shares; and be it further

     RESOLVED, that an unlimited number of shares of beneficial interest of the PaineWebber International Fund be, and they hereby are, established as Class C shares; and be it further

     RESOLVED, that an unlimited number of shares of beneficial interest of the PaineWebber International Fund be, and they hereby are, established as Class Y shares; and be it further

     RESOLVED, that Class A shares, Class B shares, Class C shares and Class Y shares of the PaineWebber International Fund represent interests in the assets of only that Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Declaration of Trust and as set forth in Schedule A with respect to the conversion of Class B shares into Class A shares; and be it further
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     RESOLVED, that Schedule A of the Trust's Declaration of Trust be, and it
     hereby is, amended and restated to reflect the addition of this new Series of the Trust and the four classes of shares established for such new Series.

Dated:    June 4, 1998

                                      By:  /s/ Dianne E. O'Donnell
                                          ------------------------------------
                                           Dianne E. O'Donnell
                                           Vice President and Secretary
                                           PaineWebber Managed Investments Trust

District of Columbia (ss)

Subscribed and sworn before me this 4th day of June, 1998.

/s/Loretto E. Gaiser
-----------------------------------
     Notary Public









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                                   SCHEDULE A

                    (AS AMENDED AND RESTATED APRIL 8, 1998)

Series of the Trust
-------------------

PaineWebber Asia Pacific Growth Fund
PaineWebber High Income Fund
PaineWebber International Fund
PaineWebber Investment Grade Income Fund
PaineWebber Low Duration U.S. Government Income Fund
PaineWebber U.S. Government Income Fund
PaineWebber Utility Income Fund

Classes of Shares of Each Series
--------------------------------

An unlimited number of shares of beneficial interest have been established by the Board as Class A shares, Class B shares, Class C shares and Class Y shares of each of the above Series. Each of the Class A shares, Class B shares, Class C shares and Class Y shares of a Series represents interests in the assets of only that Series and has the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Declaration of Trust and as set forth below with respect to the Class B shares of each Series:

     1. Each Class B share, other than a share purchased through the reinvestment of a dividend or a distribution with respect to the Class B share, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares of the same Series, based on the relative net asset value of each such class at the time of the calculation of the net asset value of such class of shares on the date that is the first Business Day (as defined in the Series' prospectus and/or statement of additional information) of the month in which the sixth anniversary of the issuance of such Class B shares occurs (which, for the purpose of calculating the holding period required for conversion, shall mean (i) the date on which the issuance of such Class B shares occurred or (ii) for Class B shares obtained through an exchange, the date on which the issuance of the Class B shares of an eligible PaineWebber fund occurred, if such shares were exchanged directly, or through a series of exchanges for the Series' Class B shares (the "Conversion Date")).

     2. Each Class B share purchased through the reinvestment of a dividend or a distribution with respect to the Class B shares and the dividends and distributions on such shares shall be segregated in a separate sub-account on the stock records of the Series for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be
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         converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares of the same Series. The number of shares in the holder's sub-account so converted shall bear the same relation to the total number of shares maintained in the sub-account on the Conversion Date as the number of shares of the holder converted on the Conversion Date pursuant to Paragraph 2(a) hereof bears to the total number of Class B shares of the holder on the Conversion Date not purchased through the automatic reinvestment of dividends or distributions with respect to the Class B shares.

     3. The number of Class A shares into which a Class B share is converted pursuant to paragraphs 1 and 2 hereof shall equal the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date by the net asset value per share of the Class A shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date.

     4. On the Conversion Date, the Class B shares converted into Class A shares will cease to accrue dividends and will no longer be outstanding and the rights of the holders thereof will cease (except the right to receive declared but unpaid dividends to the Conversion Date).

For purposes of Paragraph 1 above, the term "eligible PaineWebber fund" includes any and all mutual funds for which PaineWebber Incorporated or Mitchell Hutchins Asset Management Inc. serves as investment adviser that offer shares with a contingent deferred sales charge imposed upon certain redemptions of such shares and that are exchangeable with the Class B shares of the Series.


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